Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS
We consent to the incorporation by reference in this Registration Statement No. 333-185262 on Amendment No. 3 to Form S-4 of Calumet Specialty Products Partners, L.P. and Calumet Finance Corp. of our report dated November 14, 2012, relating to the combined financial statements of Montana Refining Company, Inc. and Great Divide Pipeline Corporation, appearing in the Current Report on Form 8-K/A of Calumet Specialty Products Partners, L.P. dated June 11, 2013 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte LLP
Independent Registered Chartered Accountants
June 12, 2013
Calgary, Canada